Exhibit 10.3

EXECUTION VERSION

GORES SPONSOR VIII LLC

September 5, 2022

Gores Holdings VIII, Inc.

6260 Lookout Road

Boulder, CO 80301

Footprint International Holdco, Inc.

250 E. Germann Rd

Gilbert, AZ 85291

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Agreement and Plan of Merger, dated as of December 13, 2021, by and among Gores Holdings VIII, Inc., a Delaware corporation (the “Company”), Footprint International Holdco, Inc., a Delaware corporation (“Footprint”), Frontier Merger Sub, Inc., a Delaware corporation, and Frontier Merger Sub II, LLC, a Delaware limited liability company (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”) and (b) that certain Backstop Agreement, dated as of September 5, 2022, by and among the Company, Footprint and 222 Investments, LLC, a Delaware limited liability company (“222 Investments”) (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Backstop Agreement”). In connection with the Merger Agreement, Gores Sponsor VIII LLC, a Delaware limited liability company (“Sponsor”), has committed up to $54,600,000 (as such amount may be reduced in accordance with Section 1 hereof, the “Aggregate Commitment”) to subscribe for shares of Class A Convertible Preferred Stock of the Company (the “Class A Preferred Stock”), with the same rights, preferences and privileges set forth in the certificate of designations attached to the Backstop Agreement as Exhibit A, subject to the terms and conditions of this letter agreement and the Sponsor Backstop Agreement (as defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

1.    Commitment.

a.    Subject to the terms and conditions hereof and the Sponsor Backstop Agreement, Sponsor hereby irrevocably commits and agrees to acquire shares of Class A Preferred Stock, at a purchase price of $10.00 per share of Class A Preferred Stock, for an aggregate purchase price in cash not to exceed the Aggregate Commitment. Sponsor shall not, under any circumstances, be obligated to purchase any shares of Class A Preferred Stock for an aggregate purchase price in excess of the Aggregate Commitment. Sponsor may effect the purchase of the Class A Preferred Stock directly or indirectly through one or more affiliated entities or other co-investors designated by it; provided, however, that no such action will reduce the amount of the Aggregate Commitment or otherwise affect the obligations of Sponsor under this letter agreement, except to the extent actually funded by such affiliated entity or co-investor (in which case Sponsor’s Aggregate Commitment will be reduced by the amount so funded). Sponsor shall not be obligated to fund the Aggregate Commitment except upon the concurrent consummation of the Closing.

b.    The Aggregate Commitment shall, without any action by any of the parties hereto, be reduced dollar for dollar by (i) the aggregate amount of cash proceeds received by the Company after the date hereof pursuant to the Note Purchase Agreement, (ii) any additional subscriptions to purchase Parent Class A Stock substantially similar to the Subscription Agreements in excess of $90,900,000 (the “Additional PIPE Investments”) and (iii) the aggregate amount of Additional Equity Commitments. For purposes of this letter agreement, “Additional Equity Commitments” means any commitment to purchase equity securities of the Company or Footprint made on or after the date hereof and prior to the Closing Date, including pursuant to the Backstop Agreement or any agreement in substantially the same form as the Backstop Agreement, but excluding (A) the Aggregate Commitment, (B) the commitment by 222 Investments to purchase up to $250,000,000 of Class A Preferred Stock pursuant to the Backstop Agreement (as of the date hereof) and (C) $75,000,000 in respect of the agreement with KSP Footprint Investments, LLC or its Affiliates to purchase preferred stock of Footprint.

2.    Backstop Notice. On or before the second Business Day prior to the Closing Date, Footprint shall (with the Company’s collaboration) deliver a written notice (with a copy to the Company) (the “Backstop Notice”) to the Purchaser, which shall include:

a.     a certification by the Company and Footprint of the difference of (i) $685,000,000, minus (ii) $250,000,000 from the sale and issuance of Company Preferred Stock, minus (iii) the amount to be delivered to Parent at or prior to the Closing in connection with the consummation of the PIPE Investment and the Additional PIPE Investments, if any, minus (iv) the aggregate amount of cash proceeds received by Footprint pursuant to the Note Purchase Agreement, minus (v) $250,000,000 with respect to the commitment by 222 Investments pursuant to the Backstop Agreement, minus (vi) the aggregate amount of Additional Equity Commitments, minus (vii) the amount of funds contained in the Trust Account, as reduced by an amount equal to (A) the number of shares of Parent Class A Stock redeemed pursuant to the Offer, multiplied by (B) $10.00 (such difference, the “Backstop Amount”);

b.    the number of shares of Class A Preferred Stock that Sponsor shall be required to purchase, if any, and the aggregate purchase price of such shares, which amount, for the avoidance of doubt, shall in no event exceed the lesser of (i) the Backstop Amount and (ii) the Aggregate Commitment (as may be reduced in accordance with Section 1 hereof);

c.    the Company’s wire instructions; and

d.    the anticipated Closing Date.

3.    Backstop Agreement. Upon receipt of the Backstop Notice and, in the event that Sponsor is required to purchase shares of Class A Preferred Stock pursuant to the terms hereof, Sponsor (or its affiliated entities or co-investors), the Company and Footprint shall, as promptly as practicable following receipt of the Backstop Notice, enter into a backstop agreement on substantially similar terms as the Backstop Agreement or, as applicable, Sponsor shall deliver a counterpart signature page to the Backstop Agreement.

4.    Conditions Precedent. Sponsor’s obligations to fund the Aggregate Commitment (or, if less than the Aggregate Commitment, the Backstop Amount) shall be conditioned upon:

a.    the valid execution and delivery of the Backstop Agreement by all the parties thereto (other than Sponsor); and

b.     the satisfaction or waiver of all conditions precedent to the Closing set forth in Section 6 of the Backstop Agreement (except those conditions that by their nature cannot be satisfied except by actions to be taken at the Closing, provided that such conditions are actually satisfied or validly waived, to the extent permitted, at the Closing).

5.    Sponsor Representations. Sponsor hereby represents and warrants to the Company and Footprint that (a) it is duly organized and validly existing under the laws of the jurisdiction of its formation; (b) it has all requisite power and authority to execute, deliver and perform this letter agreement; (c) the execution, delivery and performance of this letter agreement has been duly authorized by all necessary action and do not contravene any provision of the Sponsor’s organizational documents, or any law, regulation, rule, decree, order or judgment; (d) this letter agreement constitutes a legal, valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (e) it has, and will have for so long as this letter agreement shall remain in effect, uncalled capital commitments or otherwise has (or will have) immediately available funds sufficient to pay the Aggregate Commitment when and as required hereunder, and all other unfunded contractually binding equity commitments of Sponsor that are currently outstanding

6.    Non-Recourse. This letter agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this letter agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this letter agreement (and then only to the extent of the specific obligations undertaken by such named party in this letter agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this letter agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this letter agreement of or for any claim based on, arising out of or related to this letter agreement or the transactions contemplated hereby.

7.    Termination. All obligations of the Sponsor relating to, arising out of or in connection with this letter agreement shall terminate automatically and immediately without the giving of notice upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms and (b) the funding of the Aggregate Commitment (or, if less than the Aggregate Commitment, the Backstop Amount).

8.    No Assignment. The Aggregate Commitment evidenced by this letter agreement shall not be assignable by the Company or Footprint without the prior written consent of Sponsor and such consent, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the Aggregate Commitment (or a portion thereof) evidenced by this letter agreement shall be assignable by Sponsor; provided further, that such an assignment by Sponsor shall not relieve Sponsor of its obligations under this letter agreement except by any amounts actually contributed to the Company by payment in cash by such assignees on or before the Closing, as contemplated in Section 1 above, and Sponsor shall remain liable in full for any unsatisfied portion of its obligations under this letter agreement.

9.    Amendment. This letter agreement may not be amended except pursuant to a written document duly executed by each of the parties hereto, except that this letter agreement may be amended by sole action of Sponsor solely to the extent necessary to reflect the addition of one or more assignees permitted pursuant to Section 8 hereof of all or a portion of Sponsor’s obligation to fund the Aggregate Commitment.

10.    Entire Agreement. This letter agreement (together with the Backstop Agreement to be entered into by the parties hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

11.    Severability. If any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

12.    Governing Law. This letter agreement, and any claim or cause of action hereunder based upon, arising out of or related to this letter agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this letter agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

13.    Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this letter agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (a) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such person’s property is exempt or immune from execution, (d) such legal proceeding is brought in an inconvenient forum or (e) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified (i) on the signature page hereto with respect to Sponsor and (ii) in Section 8(a) of the Backstop Agreement with respect to the Company and Footprint, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 13, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS LETTER AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED. The Sponsor acknowledges and agrees that Footprint may seek specific performance of the Sponsor’s obligation to fund the Aggregate Commitment in accordance with Section 1 of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

If the foregoing is acceptable to you, please sign and return a copy of this letter agreement.

Very truly yours,

GORES SPONSOR VIII LLC

By: AEG Holdings LLC, its managing member

By:	/s/ Alec Gores
Name:	Alec Gores
Title:	Manager

Address:	6260 Lookout Rd.
Boulder, CO 80301
Attn: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attn: [***]
[***]
E-mail: [***]
[***]

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and Acknowledged:

GORES HOLDINGS VIII, INC.

By:	/s/ Mark Stone

Name:	Mark Stone
Title:	Chief Executive Officer

FOOTPRINT INTERNATIONAL HOLDCO, INC.

By:	/s/ Stephen T. Burdumy

Name:	Stephen T. Burdumy
Title:	Corporate Secretary

[SIGNATURE PAGE TO COMMITMENT LETTER]